Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Announces Retirement of George J. Alburger, Jr.,

Christopher J. Papa to Join Liberty as Chief Financial Officer

Malvern, PA, May 9, 2016 - Liberty Property Trust (NYSE:LPT) announced today that George J. Alburger, Jr. will retire from his position as executive vice president and chief financial officer, and Christopher J. Papa, currently executive vice president and chief financial officer at Post Properties, Inc. (NYSE:PPS) has been appointed to the same position at Liberty, both effective June 1, 2016. Mr. Alburger will remain with Liberty in an advisory capacity and to assist with the transition until the end of the year.

Mr. Alburger has served as Liberty’s CFO since 1995. With respect to this announcement, Liberty CEO Bill Hankowsky said: “For two decades, George’s name has been synonymous with financial acumen and integrity.  His efforts have created our strong financial position, but equally important, his passion and integrity have been imprinted on Liberty’s culture. It has been a privilege for me, the board of trustees, and the entire Liberty team to have worked with George, and we all thank him for his exceptional contributions.”

Mr. Papa has served as EVP and CFO at Post Properties since 2003, and has been responsible for overseeing treasury and finance, investor relations, accounting, tax, information technology, human resources and internal audit. Prior to joining the Post corporate leadership team, Chris advised and served clients in the real estate, financial services, healthcare, and manufacturing industries as audit partner at Arthur Andersen LLP and BDO Seidman, LLP, and served as CFO of a privately held manufacturing company.

Mr. Papa is a Certified Public Accountant. He is a member of the National Association of Real Estate Investment Trusts, Financial Executives International, the AICPA, and the New York State Society of CPAs. He holds a BS in Accounting from Clemson University.

“Chris joins Liberty at an exciting time, when the transformative aspects of our portfolio repositioning strategy are just beginning to be realized” commented Mr. Hankowsky, “He brings to us a wealth of knowledge and relevant experience in our industry, and the entire Liberty team looks forward to working with him.”

About the Company

Liberty Property Trust is a leader in commercial real estate, serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 103 million square foot portfolio includes 683 properties which provide office, distribution and light manufacturing facilities to 1,600 tenants.

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